                             CONSENT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report [Form 20-F] of our report dated May 21, 2004 (except for note 1 which is as of September 15, 2004) with respect to the consolidated financial statements of LMS Medical Systems Ltd. as at March 31, 2004 and October 31, 2003 and for the five-month period ended March
31, 2004 and for each year in the three-year period ended October 31, 2003,
2002, and 2001 and of our report dated May 21, 2004 (except for note 1 which is as of September 15, 2004) with respect to the financial statements of LMS
Medical Systems Inc. (formerly Trophy Capital Inc.) as at March 31, 2004 and
November 30, 2003 and for the four-month period ended March 31, 2004 and the
320-day period ended November 30, 2003.

                                             /s/ Ernst & Young LLP

Montreal, Canada,
October 15, 2004                               Chartered Accountants